Exhibit 99.04


                    AMENDMENT TO CONSULTING AGREEMENT DATED
                     DECEMBER 18, 2002 BY AND BETWEEN OHANA
                       ENTERPRISES, INC. AND GERARD NOLAN

This Amendment (the "Amendment") is entered into this 3rd day of January 2003 by and between Ohana Enterprises, Inc. ("the Company") and Gerard Nolan (the Consultant).

WHEREAS, the Consultant is skilled in providing business consulting services including management consulting, strategic planning and business development services, and had provided such services to the Company in the past and will continue to provide such services in the future;

WHEREAS, the Company wishes to extend the duration period of the contract through March 31, 2003;

WHEREAS, the Company wishes to value the services to be provided based on comparable value in the Market of a Chief Executive Officer;

WHEREAS, the Company believes that the value of services to be $15,000 per month for the months of January through March 2003.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration receipt whereof is hereby acknowledged it is agreed:

1. The Company hereby has engaged the Consultant for business Consulting Services and wishes to extend the duration of the contract through March 31, 2003.

2. The Company hereby has engaged the Consultant for business Consulting Services and wishes to value such services at $15,000 per month for the monthly periods of January through March 2003.

3. All other terms and conditions of the original agreement dated December 18, 2002 are still in force unless modified or amended at a future date with acceptance by both parties.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

     COMPANY                                            CONSULTANT
     VIRTUAL INTERVIEWS                                 GERARD NOLAN

     /s/ Catherine Thompson                           /s/ Gerard Nolan
     --------------------------                      -------------------
     By: Catherine Thompson                          By: Gerard Nolan